Exhibit 99

                Flexsteel Announces Second Quarter and
                    Year-to-Date Operating Results

    DUBUQUE, Iowa--(BUSINESS WIRE)--Feb. 4, 2004--Flexsteel Industries, Inc. (Nasdaq:FLXS) today reported sales and earnings for its second quarter ended December 31, 2003.
    Effective September 18, 2003, Flexsteel Industries, Inc. acquired DMI Furniture, Inc. (DMI) in a business combination accounted for as a purchase. The operating results of DMI for the period September 18 through December 31, 2003 are included in the reported amounts.
    Net sales for the fiscal quarter ended December 31, 2003 were $109.1 million compared to the prior year quarter of $73.6 million, an increase of 48.3 %. Net income for the current quarter was $3.0 million or $0.46 per share compared to the prior year quarter of $2.2 million or $0.35 per share.
    Net sales for the six months ended December 31, 2003 were $186.0 million compared to $143.6 million in the prior year six months, an increase of 29.5%. Net income for the six months ended December 31, 2003 of $4.9 million or $0.75 per share increased from net income for the six months ended December 31, 2002 of $4.2 million or $0.67 per share.
    During the current quarter, residential net sales were $75.8 million (includes $24.8 million of DMI), an increase of 50.2% from the prior year quarter. Recreational vehicle net sales were $20.0 million, an increase of 12.4%. Commercial net sales were $13.3 million (includes $7.3 million of DMI), an increase of 150.2%.
    For the six months ended December 31, 2003, residential net sales were $125.3 million (includes $26.5 million of DMI), an increase of 29.8% over the six months ended December 31, 2002. Recreational vehicle net sales were $40.4 million, an increase of 7.6%. Commercial net sales were $20.3 million (includes $8.7 million of DMI), an increase of 112.7%. The increase in net sales reflects improved industry performance for vehicle and commercial products in addition to DMI net sales.
    Gross margin for the quarter ended December 31, 2003 was 21.3% compared to 23.5% in the prior year quarter. For the six months ended December 31, 2003 the gross margin was 21.5% compared to 22.7% for the prior year six-month period. The decreased gross margin percentage reflects a lower gross margin on DMI products.
    Selling, general and administrative expenses were 16.9% and 19.0% for the quarters ended December 31, 2003 and 2002, respectively. For the six months ended December 31, 2003 and 2002, selling, general and administrative expenses were 17.4% and 18.6%, respectively. The decrease in the percentage of selling, general and administrative expenses is due primarily to the lower percentage cost related to DMI sales.
    During the prior year six months ended December 31, 2002, the Company recorded a net gain (after tax) of $0.2 million or $0.04 per share on the sale of land.
    Working capital at December 31, 2003 was $82.9 million, which includes cash, cash equivalents and investments of $3.5 million. Cash and investments have decreased from June 30, 2003 due to the purchase of DMI that required $19.3 million and the reduction of long-term debt of $4.7 million. Working capital has increased by $15.2 million from June 30, 2003. Working capital has decreased by $2.5 million from September 30, 2003 to December 31, 2003, primarily due to the reduction of long-term debt.
    Capital expenditures, excluding the acquisition of DMI, were $3.2 million during the first six months of fiscal 2004 and $3.4 million in the first six months of fiscal 2003. The Company expects that capital expenditures will be approximately $3.3 million over the remainder of fiscal 2004. Depreciation expense was $2.7 million and $2.4 million for the six months ended December 31, 2003 and 2002, respectively.

    All earnings per share amounts are on a diluted basis.

    The Company will host a conference call Thursday, February 5, 2004, at 10:00 a.m. Central Time. The dial-in-number is 800-556-3831 with an access code of 00566. A replay will be available for two weeks beginning approximately four hours after the conclusion of the call. The dial-in-number for the replay is 888-813-1488 and no access code is required.

    For more information, visit our web site at http://www.flexsteel.com.

    Statements, including those in this release, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions, the product mix of our sales, the cost of raw materials, currency fluctuations, actions by governments including taxes and tariffs, the amount of sales generated and the profit margins thereon, competition, both foreign and domestic, credit exposure to our customers, the ability to successfully integrate DMI into the Company's operations, and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. The Company specifically declines to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

    Flexsteel Industries, Inc., headquartered in Dubuque, is one of the oldest and largest manufacturers and marketers of residential, recreational vehicle, healthcare and hospitality upholstered seating in the country. Flexsteel recently purchased DMI Furniture, Inc., a design, manufacturing and marketing company of residential, commercial and home office furniture. A long-established company with quality lines including bedroom and dining room furniture, DMI dovetails with Flexsteel in philosophy and markets. Both Flexsteel and DMI product lines are distributed nationally.


FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)


                                            December 31,    June 30,
                                                2003          2003
                                            ------------  ------------
ASSETS

CURRENT ASSETS:
      Cash and cash equivalents............$  2,278,423  $ 12,811,385
      Investments..........................   1,261,089     9,531,913
      Trade receivables, net...............  46,193,855    29,612,278
      Inventories..........................  60,971,572    32,473,287
      Other................................   8,329,964     5,393,426
                                            ------------  ------------
Total current assets....................... 119,034,903    89,822,289

PROPERTY, PLANT, AND EQUIPMENT, net........  30,313,830    20,377,797
OTHER ASSETS...............................  10,946,266    10,500,196
                                            ------------  ------------

TOTAL......................................$160,294,999  $120,700,282
                                            ============  ============


LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable - trade................$ 12,422,918  $  2,747,226
   Current portion of long-term debt.......   1,000,008
   Accrued liabilities.....................  22,697,924    19,409,504
                                            ------------  ------------
Total current liabilities..................  36,120,850    22,156,730
                                            ------------  ------------

LONG-TERM LIABILITIES:
   Long-term debt, less current portion....  19,870,345
   Other long-term liabilities.............   6,212,164     4,790,225
                                            ------------  ------------
Total long-term liabilities................  26,082,509     4,790,225
                                            ------------  ------------
Total liabilities..........................  62,203,359    26,946,955

SHAREHOLDERS' EQUITY.......................  98,091,640    93,753,327
                                            ------------  ------------

TOTAL......................................$160,294,999  $120,700,282
                                            ============  ============


FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                  Three Months Ended           Six Months Ended
                      December 31,                December 31,
               --------------------------- ---------------------------
                   2003          2002          2003          2002
               ------------- ------------- ------------- -------------
NET SALES......$109,102,095   $73,580,061  $185,959,134  $143,599,437
COST OF GOODS
 SOLD.......... (85,896,001)  (56,214,774) (145,902,843) (110,941,589)
               ------------- ------------- ------------- -------------
GROSS MARGIN...  23,206,094    17,365,287    40,056,291    32,657,848
SELLING,
 GENERAL AND
 ADMINISTRATIVE (18,370,257)  (14,007,513)  (32,328,336)  (26,684,830)
GAIN ON SALE OF
 LAND..........                                               403,065
               ------------- ------------- ------------- -------------
OPERATING
 INCOME........   4,835,837     3,357,774     7,727,955     6,376,083
               ------------- ------------- ------------- -------------
OTHER:
     Interest
      and
      other
      income..      301,389       291,729       523,505       607,068
     Interest
      expense.     (125,826)       (3,260)     (170,145)       (6,048)
              -------------- ------------- ------------- -------------
        Total.      175,563       288,469       353,360       601,020
              -------------- ------------- ------------- -------------
INCOME BEFORE
 INCOME TAXES.    5,011,400     3,646,243     8,081,315     6,977,103
PROVISION FOR
 INCOME TAXES.   (1,995,000)   (1,430,000)   (3,200,000)   (2,730,000)
              -------------- ------------- ------------- -------------
NET INCOME....   $3,016,400    $2,216,243    $4,881,315    $4,247,103
              ============== ============= ============= =============

AVERAGE NUMBER
 OF COMMON
 SHARES
 OUTSTANDING:
       BASIC..    6,448,814     6,247,512     6,392,624     6,230,212
               ============= ============= ============= =============
       DILUTED    6,520,575     6,358,711     6,475,882     6,340,860
               ============= ============= ============= =============
EARNINGS PER
 SHARE OF
 COMMON
 STOCK:
        BASIC..       $0.47         $0.35         $0.76         $0.68
               ============= ============= ============= =============
        DILUTED       $0.46         $0.35         $0.75         $0.67
               ============= ============= ============= =============

    CONTACT: Flexsteel Industries, Inc., Dubuque
             Timothy E. Hall, Treasurer, 563-585-8392